Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) to be filed on or about July 31, 2008 and related Proxy Statement/Prospectus of Invitrogen Corporation and to the incorporation by reference therein of our reports dated February 13, 2008, with respect to the consolidated financial statements and schedule of Invitrogen Corporation, and the effectiveness of internal control over financial reporting of Invitrogen Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 28, 2008